1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2008

KELLY SERVICES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-1088	38-1510762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN 48084
(Address of principal executive offices)
(Zip Code)

(248) 362-4444
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the

         Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange

         Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b)

         under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c)

         under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On May 21, 2008, Kelly Services, Inc. (“Kelly”, “the Company”) announced that Patricia Little will join Kelly effective July 1, 2008, as Executive Vice President and Chief Financial Officer. Ms. Little, 48, brings to Kelly more than 20 years of experience with Ford Motor Company (“Ford”), including assignments in corporate finance, treasury, financial planning and analysis, audit and management, having most recently served as general auditor of Ford. The Company issued a press release on May 21, 2008, regarding Ms. Little’s appointment, which was filed on Form 8-K on May 23, 2008.

The Compensation Committee of the Company’s board of directors has approved the following compensation arrangements for Ms. Little: (1) annual base salary of $500,000; (2) participation in the Company’s Short-Term Incentive Plan (“STIP”) with a guaranteed minimum STIP bonus of 65% of 2008 base salary; (3) hiring bonus, net of taxes, of $195,000; (4) participation in the Company’s Equity Incentive Plan (“the Plan”) beginning with an initial grant of 20,000 shares of Kelly Services, Inc. restricted stock, in accordance with the provisions of the Plan, vesting in equal increments over a four-year period beginning on the first anniversary of hire; and (5) individual grants of 13,500 shares of restricted stock to be issued on the anniversary date of hire for three consecutive years, pursuant to the provisions of the Plan, vesting in equal increments over a four-year period beginning on the first anniversary of each grant. Ms. Little will also be entitled to other perquisites and benefits generally available to the Company’s executive officers, including severance benefits pursuant to the Kelly Services, Inc. Executive Severance Plan, a copy of which was filed on Form 8-K on November 14, 2007.

There is no arrangement or understanding between Ms. Little and any other person pursuant to which Ms. Little was appointed Executive Vice President and Chief Financial Officer, Kelly Services, Inc. There are no family relationships between Ms. Little and any of the Company’s directors and executive officers, and the Company has not entered into any transactions with Ms. Little that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.

Date: July 3, 2008

/s/ Daniel T. Lis
Daniel T. Lis

Senior Vice President, General Counsel and Corporate Secretary